UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 3, 2021

Date of Report (Date of earliest event reported)

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-49602	77-0118518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 McKay Drive

San Jose, California 95131

(Address of Principal Executive Offices) (Zip Code)

(408) 904-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	SYNA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.02.	Results of Operations and Financial Condition.

Synaptics Incorporated (the “Company”) is furnishing this Current Report on Form 8-K in connection with the disclosure of information, in the form of a press release issued on August 5, 2021 and attached hereto as Exhibit 99.1. The Company also posted supplemental earnings materials on the investor section of the Company’s website at www.synaptics.com and attached hereto as Exhibit 99.2.

The information in this Current Report on Form 8-K (including Exhibit 99.1 and Exhibit 99.2) is furnished pursuant to Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any registration document or other document filed by the Company.

The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company’s expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

The text included with this Current Report on Form 8-K is available on the Company’s website located at www.synaptics.com, although the Company reserves the right to discontinue that availability at any time.

Item 3.02. Unregistered Sales of Equity Securities

In April 2021, the Company received conversion notices from the holders of $19.4 million aggregate principal amount of its 0.50% Convertible Senior Notes due 2022 (the “Notes”). The Company issued the following number of shares of common stock to holders of Notes at a conversion rate of 13.6947 for a combination of $19.4 million cash and 118,092 shares of common stock issued from treasury stock. On June 15, 2021, the Company issued 44,170 shares of common stock in exchange for $7.3 million aggregate principal amount of Notes. On June 16, 2021, the Company issued 18,197 shares of common stock in exchange for $3.0 million aggregate principal amount of Notes. On June 21, 2021, the Company issued 30,491 shares of common stock in exchange for $5.0 million aggregate principal amount of Notes. On June 22, 2021, the Company issued 6 shares of common stock in exchange for $1 thousand aggregate principal amount of Notes. On June 24, 2021, the Company issued 25,228 shares of common stock in exchange for $4.1 million aggregate principal amount of Notes.

In addition, as previously announced, the Company issued a notice of redemption on June 1, 2021, to the holders of the Notes pursuant to which it would redeem the outstanding Notes at a cash redemption price of 100.0% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date of August 4, 2021 (the “Redemption”). In connection with the Redemption and prior to 5:00 p.m. Eastern Time on August 3, 2021, holders of the Notes were entitled to convert the Notes into shares of the Company’s common stock at a conversion rate of 13.7267 shares per $1,000 principal amount of Notes, payable in a combination of cash and shares, with cash paid in lieu of fractional shares. Between June 1, 2021, and August 3, 2021, the Company received conversion notices from the holders of $503.5 million aggregate principal amount of Notes (the “Conversions”). The Conversions were settled on August 4, 2021, for a combination of $503.5 million cash and 3,506,482 shares of common stock issued from treasury stock. As of August 4, 2021, no Notes remained outstanding.

The Company relied upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and upon similar exemptions under applicable state laws, in connection with the conversions.

Item 8.01. Other Events

On August 3, 2021, the Board of Directors of the Company (i) increased its stock repurchase program by $400 million for a total available authorization of $577.4 million and a cumulative aggregate repurchase authorization of $1.8 billion, and (ii) extended the Company’s stock repurchase program until July 2025. The stock repurchase program authorizes the Company to purchase up to an additional $577.4 million of its common stock in the open market or in privately negotiated transactions, depending upon market conditions and other factors, through July 2025. The number of shares purchased and the timing of purchases is based on the level of the Company’s cash balances, general business and market conditions, and other factors, including alternative investment opportunities, and does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Exhibit

99.1	Press release from Synaptics Incorporated, dated August 5, 2021, titled “Synaptics Reports Fourth Quarter Fiscal 2021 Results”

99.2	Synaptics Fourth Quarter Fiscal 2021 Earnings Supplement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED

Date: August 5, 2021	By:	/s/ Dean Butler
Dean Butler
Senior Vice President and Chief Financial Officer